Exhibit 31.1

CERTIFICATIONS UNDER SECTION 302

I, Jonathan M. Rothberg, certify that:

1. I have reviewed this annual report of CuraGen Corporation; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: June 16, 2004

/s/ Jonathan M. Rothberg, Ph.D.
Jonathan M. Rothberg, Ph.D.
Chief Executive Officer, President and
Chairman of the Board